Exhibit 19

Insider Trading and Treatment of Material Non-Public Information
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The purpose of this policy is to provide direction and guidance for the proper treatment of material non- public information and the use of such information in the purchase, sale or other transfer of the stock or other securities of Quanex Building Products Corporation (the “Company”).

This policy applies to all transactions in Company securities, including the purchase, sale, or other transfer (including gifts) of common stock and any other securities the Company may issue from time to time, such as preferred stock, options, warrants, convertible debentures and other debt securities, as well as to derivative securities relating to Company stock, whether or not issued by the Company, such as publicly- traded options. This policy also applies to the securities of other companies doing business with the Company, as well as to any publicly traded companies affiliated with the Company.

This policy applies not only to the Company, all officers of the Company and to all members of the Company’s Board of Directors, but also to all employees of, consultants to, and other persons associated with, the Company and its subsidiaries who receive or have access to material non-public information regarding the Company.
This policy applies not only to the above group of people but also to members of their immediate families, members of their households, entities controlled by them and any person who receives material, non- public information from any of them.

Definitions
Non-Public Information
Non-public information is information developed or obtained inside the Company which has not been publicly disclosed. If Company employees or associates possess such information about activities or events before they become public knowledge, this knowledge is considered non-public and, as such, “insider information,” and must be kept confidential.

Materiality
Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities or whether the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of publicly available information about the issuer of securities.

•Ask this question: Is it reasonably possible that the information when disclosed will affect the price for the Company’s securities (or the securities of another company doing business with the Company)? If your answer is “yes” or “maybe”, either refrain from trading or contact the Company’s Chief Financial Officer or General Counsel before doing so.

•Some (but not all) of the matters which may be material are: earnings forecasts and undisclosed past financial results; the possible acquisition or disposition of a business or formation of a joint venture or other strategic relationship; acquisition or loss of a significant supplier or customer or contract therewith; dividend actions; important product developments; significant financing developments; key personnel changes; major litigation developments; a significant change in the Company’s capital structure (debt or equity); the Company’s transactions in Company securities; and the status of any labor negotiations. (These examples do not include all possible matters and are intended as illustrative only.)

Revised April 2023

Complying Transactions and Rule 10b5-1 Plans
In 2000, the Securities and Exchange Commission adopted Rule 10b5-1, which it has subsequently amended, to define when a purchase or sale constitutes trading “on the basis of” material non-public information. The SEC added a specific rule that addresses such insider trading as a specific violation of Rule 10b5-1. This rule defines a purchase or sale as being on the basis of material non-public information if the person was “aware of” the information when making the purchase or sale.

In adopting this approach, the SEC provided certain affirmative defenses to a claim of insider trading if, among other narrowly construed possibilities, the person demonstrates (a) that he/she had adopted a written plan for trading securities before becoming aware of the information, specifying either amounts, prices and dates for the “trading” plan actions, or a formula or the like for setting such amounts, prices and dates; and (b) that the purchase or sale was pursuant to the plan (a purchase or sale is not pursuant to a plan, among other reasons, if the person who made the plan altered or deviated from it).

Officers, directors and designated insiders of the Company are allowed to adopt 10b5-1 plans on their own behalf, subject to the following conditions:

•Any 10b5-1 plan must be adopted or modified in coordination with and adhere to a form approved by (a) the Company’s General Counsel and (b) the applicable 10b5-1 plan administrator and such plan must comply with the federal securities laws.

•An officer, director or designated insider may enter into a new 10b5-1 plan, or amend, modify or suspend trading under (collectively, “modify”, and any such amendment, modification or suspension, collectively, a “modification”) an existing 10b5-1 plan, only at a time when such person (a) in fact holds no material inside information, and (b) is not subject to a Blackout Period, as set forth elsewhere in this Insider Trading Policy. Any adoption or modification of a plan must be pre-cleared with the Chief Financial Officer or General Counsel.

•An officer, director or designated insider may terminate a 10b5-1 plan at any time, regardless of actual knowledge or the existence of a Blackout Period. The officer, director or designated insider, however, must notify the Company’s General Counsel in writing prior to any such termination.

•The Rule 10b5-1 plan must provide for a waiting period between the date of signing and the earliest possible trade date under the Rule 10b5-1 plan (a “cooling-off period”). The required cooling-off period for all 10b5-1 plans is the later of (a) ninety (90) days, or (b) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted.

•When adopting or modifying a 10b5-1 trading plan, the officer, director or designated insider must include written representations certifying that he or she ((i) is not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5-1.

•No officer, director or designated insider may have in place more than one Rule 10b5-1 trading plan for open market purchases or sales of the Company’s securities, other than:

◦Contracts with multiple brokers – A series of separate contracts with different broker- dealers or other agents may be treated as a single trading plan if each, when taken as a whole, meets the applicable conditions of and remain collectively subject to Rule 10b5-1.

◦Later-commencing plans – An officer, director or designated insider may maintain separate Rule 10b5-1 plans at the same time so long as trading under the later- commencing Rule 10b5-1 plan is not authorized to begin until after all trades under the earlier-commencing trading plan are completed or expired without execution.

◦Sell-to-cover plans – An officer, director or designated insider may enter into additional Rule 10b5-1 plans that only authorize qualified “sell-to-cover” transactions to satisfy tax withholding obligations at the time an equity award vests and the person does not otherwise exercise control over the timing of such sales..

•In any twelve month period, no officer, director or designated insider may enter into more than one “single trade plan” (one designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction), with the exception of “sell-to-cover” plans as described above. The determination of whether a Rule 10b5-1 plan constitutes a single-trade plan pursuant to the exception provided in Rule 10b5-1 will be made by the General Counsel in his or her sole determination.

•With respect to any 10b5-1 plan, the officer, director or designated insider must act in good faith at all times throughout the duration of such plan.

Blackout Period for Officers, Directors, and Other Designated Insiders
The “Blackout Period” is a period established by the Company during which an officer, director or designated insider may not trade in Company securities. At present under Company policy, this period commences 20 days before the end of each fiscal quarter and ends at the close of business on the second business day following the date of the Company’s earnings announcement for that quarter.

The safest period for trading in the Company’s securities, assuming the absence of actual awareness of material non-public information, is generally the first ten business days following the end of a Blackout Period. Even during this period, any person with actual knowledge of material non-public information is prohibited from trading in the Company’s securities. In other words, if you possess any material non- public information at any time, you are subject to a personal blackout period until such time as that information either (i) becomes public or (ii) becomes non-material. If you have any doubt about whether you possess material non-public information, contact the Chief Financial Officer or the General Counsel before trading in any securities.

Trading Rules and Procedures

If You Possess Material Non-Public Information
Any associate (employees, directors, and independent agents and consultants acting on behalf of the Company) aware of any material non-public information relating to the Company that has not been made available to the public shall not trade directly or indirectly in the Company’s securities (unless done so pursuant to a trading program, properly implemented during a previous non-Blackout Period, that meets the requirements of SEC Rule 10b5-1).

Any associate with knowledge of material information shall not disclose it to anyone else, including spouses, relatives, friends, co-workers or stockbrokers, until the information has been disclosed publicly and the public has had time to react to it.

When there is any doubt as to whether information is “material,” associates must consult with the Company’s Chief Financial Officer or General Counsel.

These rules can apply not only to the Company’s securities, but also to the securities of other companies. Any associate aware of material non-public information concerning a possible significant transaction between the Company and another public company, must not disclose that information to persons outside of the Company, and must not trade directly or indirectly in the securities of the other company until such information has been publicly disclosed or ceases to be material.

Blackout Period for Officers, Directors, and Other Designated Insiders
Except for complying transactions, all directors and executive officers and all other officers and employees who receive monthly consolidated financial information must comply with the Blackout Period restrictions. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Except for complying transactions, trading in the Company’s securities outside a Blackout Period should not be considered an automatic “safe harbor”, and all directors, officers, and employees should use careful and conservative judgment before deciding to trade.

From time to time, the Company may recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, except for complying transactions, such persons shall not engage in any transactions involving the purchase or sale of the Company’s securities and must not, in any event, disclose to others the fact of such suspension of trading since that fact alone may have the effect of “tipping” someone to the existence of important developments.

Pre-Clearance of Trades by Officers, Directors and Designated Insiders
Because of their positions, the Company has determined that all officers and directors, and certain designated insiders, should refrain from trading in the Company’s securities, even outside of the Blackout Periods, without first undertaking a “pre-clearance” conference. The “pre-clearance” conference requires each such person to confer with the Chief Financial Officer or General Counsel prior to initiating any purchase or sale of the Company’s securities in order to analyze whether such trading would be within the guidelines outlined above and those promulgated by the SEC. Such a “pre-clearance” conference is required for the Company’s Directors, Chief Executive Officer, Senior Vice Presidents, Vice Presidents, Division Presidents and General Managers and all designated insiders.

If you are an associate who is required to obtain pre-clearance before buying or selling securities, you should also notify your personal stock broker about the need for pre-clearance. This will allow your stock broker to contact the General Counsel as necessary in order to ensure that necessary pre-clearance has been received.

Sale/Cancellation of Shares to Cover Taxes

From time to time, an employee or director may become liable for the payment of taxes in connection with the vesting of equity awards. In any such case, all required tax payments will be covered through the sale or cancellation of an appropriate portion of the awards that have so vested.

Summary
Any Company associate must not trade in Company securities while in possession of material non-public information, except as specifically allowed by this Insider Trading Policy. In addition, any officer, director, or designated insider must not trade during any designated Blackout Period, whether or not they possess material non-public information. Lastly, officers, directors, and other designated insiders must get “pre- clearance” to trade in Company securities from the Company’s Chief Financial Officer or

General Counsel when they intend to trade securities outside the Blackout Period or when they intend to adopt or modify a Rule 10b5-1 plan.

Communicating with Securities Analysts, Investors, and Others outside the Company
The Securities and Exchange Commission has adopted rules governing “Selective Disclosure and Insider Trading” which became effective in 2000. The rules, as amended, are referred to as Regulation FD (for “Fair Disclosure”). Regulation FD provides, in effect, that if an issuer of public securities, or persons acting on its behalf, discloses material non-public information to securities market professionals and/or holders of the issuer’s securities, it may not do so selectively without also making public disclosure of that information.

This section of this Policy documents how the Company will respond to questions and other communications to and from securities analysts and investors (including personal investors).

•Designated Spokesperson – To ensure consistent and concise communications to all outside parties, only the Chief Executive Officer, Chief Financial Officer, and General Counsel are designated spokespersons. No unauthorized associate (employees, directors, and independent agents and consultants acting on behalf of the Company) shall disclose material non-public information to any person outside of the Company nor shall any associate trade in Company securities if they possess such information.

•Material Non-Public Information – Disclosures to one or a group of analysts or investors are viewed as improperly favoring one or a selected group of recipients. These “selective disclosures” are in violation of this Policy and the Company’s Code of Business Conduct and Ethics. Company spokespersons shall not disclose material non-public information to analysts and investors without simultaneously disclosing information publicly.

•Telephone Inquiries – All telephone inquiries from outside sources identified in this Policy shall be referred to the Chief Executive Officer, the Chief Financial Officer, or the General Counsel. In answer to any such inquiry, no material information which has not been publicly disclosed shall be given. If prior disclosure of any item of information is uncertain, that information shall not be disclosed without verification that it has been publicly disclosed.

•Written Requests – All written requests shall be referred to and answered by the Chief Executive Officer, the Chief Financial Officer, or the General Counsel, where such requests are for more than copies of previously issued annual or periodic reports or other routine public information. No material information which has not been publicly disclosed shall be given in response to such written requests. Where requests are for routine public information, the Chief Financial Officer should be advised of the name, affiliation, and nature of the request.

•Inadvertent Disclosures – In the event that any associate of the Company, including any designated spokesperson, inadvertently discloses any material non-public information to an investor or other outside person, the associate must immediately inform the General Counsel of such disclosure so that appropriate corrective public disclosure may be made. If the associate informs the General Counsel of such inadvertent disclosure within twelve hours of the disclosure, no disciplinary action by the Company will result solely because of the inadvertent disclosure. If circumstances indicate that disciplinary action is otherwise necessary, then appropriate action may be taken.

•Meetings – For any face-to-face meeting with any holders of the Company’s securities, brokers, dealers, institutional investors, security analysts, or investment advisers, at least one of the following Quanex employees must be present: CEO, CFO, or General Counsel.

Enforcement
In addition to legal sanctions, violation of this policy or the failure to exercise reasonable judgment in trading in the Company’s securities will also result in disciplinary action, which could include termination of employment with the Company.